EXHIBIT 99.1

Press Release	Source: ValCom, Inc.

VALCOM, Inc. Announces Debt Conversion

Clearwater, FL  -- November 10, 2008 – Valcom, Inc.(VLCO) (FRANKFURT, VAM)  a leader in media technology, facilities and content for television programming and related services, announced today that it has converted $1,669,729  in debt into approximately 1,669,729 shares of Series C Preferred Stock at a price of $1.00 per share, effective September 15, 2008. The Series C Preferred Stock issuance is subject to a one year lock up period.  The debt was originally incurred by insider and director loans, taking place over the past three years.  After the conversion, the Company’s total debt will be under $500,000.

ValCom, Inc.’s Chief Executive Officer, Vince Vellardita, states, “the conversion signifies our confidence and commitment and greatly enhances the strength of our balance sheet.

We look forward to providing investors a better understanding of our financial position when we release our 2008 Annual Report on Form 10-K in December 2008.”

About Valcom, Inc.

Based in Clearwater, FL., Valcom, Inc. is a diversified, fully integrated, independent entertainment company that has been in operation since 1983. Valcom, Inc., through its operating divisions and subsidiaries, creates and operates full service facilities that accommodate film, television and commercial productions with its four divisions comprised of studio and rental, television and film, broadcasting, and live theatre. Valcom's client list consists of all of the majors such as MGM, Paramount Pictures, Warner Bros, Disney, CBS, Sony, NBC, Phantom of the Opera, HSN, and more. Visit: www.valcom.tv

Forward-Looking Statements

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

Media: Terri Hartman 813/767-7915  Terri@HartmanMediaGroup.com

Investor Relations: Lyndi Demers 727/953-9778 Lyndi@Valcom.tv